D
PC

The Commonwealth of Massachusetts

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED **Restated Articles of Organization** FORM MUST BE TYPED

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1) Exact name of corporation: PTC Inc.

(2) Registered office address: 140 Kendrick Street, Needham, MA 02494
(number, street, city or town, state, zip code)

(3) Date adopted: August 4, 2015
(month, day, year)

(4) Approved by:

(check appropriate box)

☑ the directors without shareholder approval and shareholder approval was not required;

OR

☐ the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation's articles of organization.

(5) The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

PTC Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

(a) To engage in the business of developing and marketing computer software.

(b) To carry on any business or other activity which may lawfully be carried on by a corporation organized under the Massachusetts Business Corporation Act, whether or not related to those referred to in the preceding paragraph

** Changes to Article VIII must be made by filing a statement of change of supplemental information form.*
*** Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.*

P.C.

c156ds1007950c11335 01/13/05

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE		
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Preferred	5,000,000	$ .01
		Common	500,000,000	$ .01

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

Attachment 4

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

None

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

Attachment 6

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

**G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.*

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: None

Signed by: /s/ Aaron C. von Staats Aaron C. von Staats, Secretary,

(signature of authorized individual)

- ☐ Chairman of the board of directors,
- ☐ President,
- ☑ Other officer,
- ☐ Court-appointed fiduciary,

on this 10th day of August, 2015.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization
(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

I hereby certify that upon examination of these restated articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $______ having been paid, said articles are deemed to have been filed with me this ____________ day of _____________, 20______ , at _______a.m./p.m.
time

Effective date:____
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

____
Examiner

____
Name approval

____
C

____
M

Filing fee: Minimum filing fee $200, plus $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.

TO BE FILLED IN BY CORPORATION
Contact Information:

PTC Inc.

Attn: Margaret Applin

140 Kendrick Street, Needham, MA 02494

Telephone: 781-370-6266

Email: mapplin@ptc.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor.
If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

ATTACHMENT 4
The following is a statement of the designation and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the corporation.
COMMON STOCK.
Effective as of February 28, 2006, at 12:01 a.m. (the “Effective Time”), every 5 (five) shares of authorized Common Stock of the corporation, $.01 par value per share (“Common Stock”), issued and outstanding shall be automatically combined into 2 (two) issued and outstanding shares of Common Stock without any change in the par value of such shares. There shall be no fractional shares issued. In lieu of any fractional shares to which a stockholder of record would be entitled as a result of the combination, such stockholder shall be entitled to receive a cash amount determined as follows. The corporation’s transfer agent or a designated broker shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then prevailing prices on the open market, on behalf of those stockholders of record who would otherwise be entitled to receive a fractional share. After such sales are completed, each such stockholder entitled thereto shall receive a cash payment in an amount equal to such stockholder’s pro rata share of the total net proceeds of the sales. The combination shall not change the number of shares of Common Stock authorized for issuance by the corporation.
1.General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.
2.Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.
3.Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.
4.Liquidation. Upon the dissolution or liquidation of the corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

UNDESIGNATED PREFERRED STOCK.
Up to 5,000,000 shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the corporation as hereinafter provided. Any such shares of Preferred Stock which may be redeemed, purchased or acquired by the corporation may be reissued except as otherwise provided by law. Different such series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue up to 5,000,000 shares of Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by Chapter 156D of the Massachusetts General Laws. Without limiting the generality of the foregoing, the resolutions providing for issuance of any such series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law and the terms of these Articles of Organization. Except as specifically provided in these Articles of Organization, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the Articles of Organization, the right to have such vote being expressly waived by all present and future holders of the capital stock of the corporation.
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
1.Authorized Amount and Designation. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Junior Preferred Stock”). The number of shares constituting such series shall be 500,000 shares and the par value shall be $.01 per share. To the extent legally permitted, such number of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Junior Preferred Stock.
2.Dividends and Distributions.
a.    Subject to the prior and superior rights of the holders of any shares of any series of preferred stock (collectively, the “Preferred Stock”) ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of all shares of common stock of the Corporation (the “Common Stock”), and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend on the Common Stock payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
b.The Corporation shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph a. of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock), provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.
c.Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.
3.    Voting Rights. The holders of shares of Junior Preferred Stock shall have the following voting rights:
a.    Subject to the provision for adjustment hereinafter set forth, each share of
Junior Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
b.Except as otherwise provided herein, in the Corporation’s Articles of Organization, in any other vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.
c.Except as set forth herein or as otherwise provided by law, holders of Junior Preferred Stock shall have no voting rights.
4.Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive, to the extent greater than the foregoing, an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
5.Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property

(payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
6.    Certain Restrictions.
a.    Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:
(i)declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;
(ii)declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or
(iv)redeem, purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
b.    The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph a. of this Section 6 purchase or otherwise acquire such shares at such time and in such manner.

7.Reacquired Shares. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as shares of Junior Preferred Stock or as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in the Corporation’s Articles of Organization, in any other vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or as otherwise required by law.
8.Redemption. The shares of Junior Preferred Stock shall not be redeemable.
9.Rank. The Junior Preferred Stock shall rank equally with respect to the payment of dividends and the distribution of assets together with any other series of the Corporation’s Preferred Stock that specifically provide that they shall rank equally with Junior Preferred Stock. The Junior Preferred Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation’s Preferred Stock that specifically provide that they shall rank prior to the Junior Preferred Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the Junior Preferred Stock as to the payment of dividends or the distribution of assets.
10.Amendment. The Articles of Organization of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the holders of Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Junior Preferred Stock, voting together as a single series.
11.Fractional Shares. The Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Junior Preferred Stock.

ATTACHMENT 6
6.    Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:
6ALIMITATION OF DIRECTOR LIABILITY
Except to the extent that Chapter 156D of the Massachusetts General Laws prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
6BINDEMNIFICATION
1.Actions, Suits and Proceedings. The corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the corporation, or is or was serving, or has agreed to serve, at the request of the corporation, as a director or officer of, or in a similar capacity with, another organization or in any capacity with respect to any employee benefit plan of the corporation (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments and fines incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, unless the Indemnitee shall be finally adjudicated in such action, suit or proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Notwithstanding anything to the contrary in this Article, except as set forth in Section 5 below, the corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors of the corporation.
2.Settlements. The right to indemnification conferred in this Article shall include the right to be paid by the corporation for amounts paid in settlement of any such action, suit or proceeding and any appeal therefrom, and all expenses (including attorneys’ fees) incurred in connection with such settlement, pursuant to a consent decree or otherwise, unless and to the extent it is determined pursuant to Section 5 below that the Indemnitee did not act in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan.

3.Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the corporation is so notified, the corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the corporation to the Indemnitee of its election so to assume such defense, the corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 3. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the corporation and the Indemnitee in the conduct of the defense of such action or (iii) the corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the corporation, except as otherwise expressly provided by this Article. The corporation shall not be entitled to assume the defense of any claim brought by or in the right of the corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.
4.Advance of Expenses. Subject to the provisions of Section 5 below, in the event that the corporation does not assume the defense pursuant to Section 3 of this Article of any action, suit, proceeding or investigation of which the corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the corporation in advance of the final disposition of such matter, provided, however, that the payment of such expenses incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of the Indemnitee to make such repayment.
5.Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2 or 4 of this Article, the Indemnitee shall submit to the corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the corporation of the written request of the Indemnitee, unless the corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of directors of the corporation, (b) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (c) independent legal counsel (who may be regular legal counsel to the corporation), or (d) a court of competent jurisdiction.
6.Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 5. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advancement of expenses under this Article shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the corporation pursuant to Section 5 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the corporation.
7.Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of Chapter 156D of the Massachusetts General Laws or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.
8.Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the corporation or other persons serving the corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.
9.Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

10.Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another organization or employee benefit plan against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under Chapter 156D of the Massachusetts General Laws.
11.Merger or Consolidation. If the corporation is merged into or consolidated with another corporation and the corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.
12.Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.
13.Subsequent Legislation. If the Massachusetts General Laws are amended after adoption of this Article to expand further the indemnification permitted to Indemnities, then the corporation shall indemnify such persons to the fullest extent permitted by the Massachusetts General Laws, as so amended.
6C. OTHER PROVISIONS
(a)The directors may make, amend, or repeal the by-laws in whole or in part, except with respect to any provision of such by-laws which by law or these Articles of the by-laws requires action by the stockholders.
(b)Meetings of the stockholders of the corporation may be held anywhere in the United States.
(c)The corporation shall have the power to be a partner in any business enterprise which this corporation would have the power to conduct by itself.
(d)The corporation, by vote of a majority of the stock outstanding and entitled to vote thereon (or if there are two or more classes of stock entitled to vote as separate classes, then by vote of a majority of each such class of stock outstanding), may (i) authorize any amendment to its Articles of Organization pursuant to Section 10.03 of Chapter 156D of the Massachusetts General Laws, as amended from time to time, (ii) authorize the sale, lease, or exchange of all or substantially all of its property and assets, including its goodwill, pursuant to Section 12.02 of Chapter 156D of the Massachusetts General Laws, as amended from time to time, and (iii) approve an agreement of merger or consolidation pursuant to Section 11.04 of Chapter 156D of the Massachusetts General Laws, as amended from time to time.
(e)    The 1987 Massachusetts Control Share Acquisition Act, Chapter 110D of the
Massachusetts General Laws, as it may be amended from time to time, shall not apply to the corporation.